CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 27, 2025, relating to the financial statements and financial highlights of LoCorr Dynamic Opportunity Fund, a series of LoCorr Investment Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Exhibit B – Financial Highlights” in the Combined Prospectus/Information Statement.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Greenwood Village, Colorado
October 6, 2025